Exhibit 99.1

FOR IMMEDIATE RELEASE

KIT digital Restructuring Approved;

Prepares To Exit Bankruptcy and Change Name to Piksel

NEW YORK, NY, August 5, 2013 -- KIT digital, Inc. (“KIT” or the “Company”), a global provider of digital television and media solutions, announced today that its Plan of Reorganization (the “Plan”) will be confirmed by the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). KIT digital filed for voluntary bankruptcy protection three months ago to cleanse itself of legacy issues, including financial, legal and regulatory matters.

Upon emergence from Bankruptcy, the Company plans to rebrand as Piksel, and relaunch at September’s International Broadcasting Convention in Amsterdam, one of the world’s largest trade shows for the broadcast industry.

“Piksel is set to emerge as a healthy, dynamic company with a great mix of talented employees, market-leading customers, profitable assets, and sufficient liquidity for operations and investments,” said Peter Heiland, interim Chief Executive Officer of the Piksel. “I would like thank all of those who dedicated so much time and effort, including our employees and advisors, to helping us complete our restructuring.”

KIT digital will officially rebrand on August 29. Heiland notes that the new company will leverage its solutions expertise; the flexibility of which will be driven by a suite of software applications, industry partnerships, and world-class professional and managed services.

“We have an incredibly talented global team at the cutting-edge of a rapidly evolving industry sector. Their insights and innovations, combined with a total ‘design, build, manage’ approach helps companies maximize their reach and return with video.”

Piksel’s new leadership team remains in place and is focused on a number of new initiatives and opportunities that will create value for customers and shareholders.

Under the approved Plan of Reorganization, existing shareholders of the Company are entitled to receive, among other things, one warrant per share of Company stock owned as of August 5, 2013. Holders of the warrants will have the right to purchase an equivalent number of shares of Piksel at $.205 per share. Because the warrants are not transferable, any Company stock purchased after August 5, 2013 will not be entitled to receive the warrants and will be cancelled on the Effective Date of the Plan of Reorganization.

For more information, please see: www.americanlegalclaims.com/kdi.

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About KIT digital, Inc.

KIT digital is a leading video management software and services company. Soon to become Piksel, the company delivers complete video solutions to clients, helping to power the transformation from traditional broadcast to multiscreen broadband TV. Clients include many of the world's biggest brands: Airbus, The Associated Press, AT&T, BBC, Belgacom, BSkyB, Disney-ABC, D-Smart, HP, Mediaset, RCS Media Group, Sky Deutschland, Sky Italia, Telecinco Spain, Telecom Italia, Vodafone, VRT, and Volkswagen.

KIT digital maintains headquarters in New York City with offices around the world. Learn more at www.kitd.com and follow on Twitter.

KIT digital Media Contact:

Natasha Roberton

VP Brand and Communications

T: +1 (347) 328 3545

E: natasha.roberton@kit-digital.com

TallGrass PR Media Contact:

Tarley Jordan

Account Executive

T: +1 (646) 801-4695

E: tarley.jordan@tallgrasspr.com